Exhibit 4.1

SHAREHOLDER AGREEMENT

among

DYNEGY ACQUISITION, INC.

and

LS POWER PARTNERS, L.P.,

LS POWER ASSOCIATES, L.P.,

LS POWER EQUITY PARTNERS, L.P.,

LS POWER EQUITY PARTNERS PIE I, L.P.

and

LSP GEN INVESTORS, L.P.

Dated as of September 14, 2006

TABLE OF CONTENTS

Page
ARTICLE I

Definitions

SECTION 1.01. Definitions	3

ARTICLE II

Limitations on Acquisitions and Transfers

SECTION 2.01. Limitations on Certain Acquisitions by Shareholders	8
SECTION 2.02. Transfer Restrictions	11
SECTION 2.03. Time Periods	13
SECTION 2.04. Shares Subject to the Agreement	13
SECTION 2.05. References to Class B Shares	13
SECTION 2.06. Legend and Stop Transfer Order	13

ARTICLE III

Board of Directors; Major Decisions

SECTION 3.01. Board of Directors	14
SECTION 3.02. Major Decisions	14
SECTION 3.03. Committee Membership	14

ARTICLE IV

Certain Agreements Relating to New Dynegy

SECTION 4.01. Sales of Class B Shares	15
SECTION 4.02. Restraints on Shareholders Ownership	15
SECTION 4.03. Board Representation of Shareholders	15

ARTICLE V

Preemptive Rights

SECTION 5.01. Employee Benefit Plans; Certain Recapitalization Securities	15
SECTION 5.02. Other Issuances	15
SECTION 5.03. Intended Issuances	16
SECTION 5.04. Purchase Price	16
SECTION 5.05. Proportionate Share	16
SECTION 5.06. Nature of Securities	16

SHAREHOLDER AGREEMENT, dated as of September 14, 2006 (this “Agreement”), among DYNEGY ACQUISITION, INC., a Delaware corporation (“New Dynegy”), and LS POWER PARTNERS, L.P., LS POWER ASSOCIATES, L.P., LS POWER EQUITY PARTNERS, L.P., LS POWER EQUITY PARTNERS PIE I, L.P. and LSP GEN INVESTORS, L.P. (each, an “Initial Shareholder” and collectively, the “Initial Shareholders”).

WHEREAS, the Initial Shareholders, New Dynegy and other parties thereto have entered into a Plan of Merger, Contribution and Sale Agreement dated September 14, 2006 (the “Merger Agreement”), pursuant to which New Dynegy agreed, among other things, to acquire (i) all of the Shareholders’ ownership interests in entities that own certain power generating facilities and (ii) 50% of the ownership interest in an entity that owns certain development projects, each as specified in the Merger Agreement (the “Acquisition”) in exchange for, among other things, the issuance to the Shareholders of the number of Class B Shares (as defined below) specified in the Merger Agreement.

WHEREAS, in connection with the Merger Agreement and the Acquisition, the Shareholders and New Dynegy agreed to enter into this Agreement in order to set forth certain agreements relating to the ownership by the Shareholders of the Class B Shares.

NOW, THEREFORE, in consideration of the premises and the mutual and independent covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. As used in this Agreement, each of the following capitalized terms is defined as follows:

“Acquisition” has the meaning specified in the recitals to this Agreement.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; provided, however, that for purposes of this Agreement (a) none of New Dynegy or any of its subsidiaries shall be deemed an Affiliate of any Shareholder, (b) none of the Class B Directors shall be deemed an Affiliate of New Dynegy or any of its subsidiaries and (c) Luminus shall not be deemed an Affiliate of any Shareholder. For purposes of this definition “control” means, as to any Person, the sole power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” has a correlative meaning.

“Agreement” has the meaning specified in the preamble to this Agreement.

“Associate”, when used in connection with any Person, means (a) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of greater than or equal to 20% of any class of voting stock, (b) any trust or other estate in which such Person has greater than or equal to 20% of the total beneficial interest, or of which such Person serves as a trustee or in a similar fiduciary capacity, (c) any relative or spouse of such Person, or any relative of the spouse of such Person, who has the same residence as such Person and (d) any heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of such Person and any trust for the benefit of the heirs of such Person. Notwithstanding the foregoing, Luminus shall at no time be an Associate of any Shareholder.

“Auction” means a sale process for 100% of the total combined voting power of the outstanding voting securities of New Dynegy conducted by an investment banking firm of national reputation selected by New Dynegy and reasonably acceptable to the Shareholders Representative. Without limiting the generality of the foregoing, an Auction may include either (a) a broad or narrow solicitation of interest and may or may not involve multiple rounds of bidding as determined by the Board or a committee thereof and/or (b) any recapitalization, combination, reverse merger or other similar transaction.

“Beneficially Own” has the meaning referred to in Rule 13d-3 of the Exchange Act as in effect on the date hereof.

“Board” means the board of directors of New Dynegy.

“Change of Control” means the LS Holders ceasing to have direct or indirect control over holders of a majority of the Class B Shares then outstanding. For purposes of this definition “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Class A Director” means any Director that is not a Class B Director.

“Class A Shares” means shares of New Dynegy’s Class A Common Stock, par value $0.01.

“Class B Director” means any Director elected by a class vote of holders of the Class B Shares pursuant to New Dynegy’s Certificate of Incorporation.

“Class B Shares” means shares of New Dynegy’s Class B Common Stock, par value $0.01.

“Closing Date” has the meaning assigned thereto in the Merger Agreement.

“Common Stock” means Class A Shares, Class B Shares and/or any other class of common stock of New Dynegy that may be issued after the Closing Date.

“Controlled Affiliate” means, as to any Person (the “Controlling Person”), (a) any Affiliate that is consolidated with the financial statements of such Controlling Person, (b) any Affiliate in which the Controlling Person holds greater than or equal to 50% of the total combined voting power of its outstanding voting securities and (c) with respect to any specific matter, any Affiliate over which the Controlling Person has the power (by contract or otherwise) to prevent such entity from pursuing such matter (except that, for purposes of Section 3.02, the Controlled Affiliates of New Dynegy shall not include any such Person over which the Shareholder Control Group also has the power (by contract or otherwise) to prevent such entity from pursuing such matter).

“direct ownership” means ownership by an owner but excluding any such ownership with or through Associates and Affiliates of such owner. The terms “directly own” and “directly owned” have correlative meanings.

“Director” means a member of the Board.

“Distribution” has the meaning specified in Section 2.02(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any governmental or regulatory authority or agency.

“Group” has the meaning specified in Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

“Initial Shareholder” and “Initial Shareholders” have the meanings specified in the preamble to this Agreement.

“Lock-Up Period” means the period from the Closing Date to the earliest of (a) the second anniversary of the Closing Date, (b) the date the Shareholders cease to collectively own Class B Shares representing greater than or equal to 15% of the total combined voting power of New Dynegy’s outstanding voting securities and (c) the occurrence of a Third Party Offer Termination Event.

“LS Holders” means (a) Persons holding equity interests in LS Power Development, LLC as of the date hereof (the “Initial Persons”), (b) any Controlled Affiliate of any such Initial Person, (c) any relative or spouse of any such Initial Person or any relative of the spouse of any such Initial Person, in each case having the same residence as such Initial Person and (d) any heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Initial Person and any trust for the benefit of the heirs of any such Initial Person, and, upon the death or disability of such Initial Person, any Controlled Affiliate of any such heirs, executors, administrators, testamentary trustees, legatees or beneficiaries.

“LS Standstill Cap” means the percentage of New Dynegy’s total outstanding Common Stock determined by dividing (a) 340,000,000 with (b) the total number of Class A Shares and Class B Shares outstanding as of the Effective Time (as defined in the Merger Agreement); provided, however, that such percentage shall be permanently reduced following any sale of Class B Shares that is not a Widely Dispersed Sale by a number equal to the percentage of New Dynegy’s total outstanding Common Stock that the applicable Person acquires in such sale in excess of the percentages that would have made such sale a Widely Dispersed Sale as set forth in the definition thereof. For purposes of the foregoing proviso, Transfers to Permitted Transferees and Distributions shall be deemed Widely Dispersed Sales.

“Luminus” means, collectively, Luminus Management, LLC, its Controlled Affiliates and any of the assets or funds that they manage.

“Merger Agreement” has the meaning specified in the recitals to this Agreement.

“New Dynegy” has the meaning specified in the preamble to this Agreement.

“owner”, with respect to any stock or other equity interest, means a Person that individually or with or through any of its Affiliates or Associates:

(a) owns beneficially such stock or equity interest, whether directly or indirectly;

(b) has (i) the right to acquire such stock or equity interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that for purposes of this clause (b)(i) a Person shall be deemed the owner of stock or other equity interest tendered by other parties pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates only when such tendered stock or equity interest is accepted for purchase or exchange by such Person or such Affiliate or Associate of such Person; or (ii) the right to vote such stock or equity interest pursuant to any agreement, arrangement or understanding; provided, however, that for purposes of this clause (b)(ii) a Person shall not be deemed the owner of any stock or equity interest if the agreement, arrangement or understanding to vote such stock or equity interest arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except as pursuant to a revocable proxy or consent as described in clause (b)(ii) above), or disposing of such stock or equity interest with any other Person that owns beneficially, or whose Affiliates or Associates own beneficially, directly or indirectly, such stock or equity interest.

The terms “own” and “owned” have correlative meanings.

“Permitted Transferee” means any Initial Shareholder and (a) any Affiliate (on the date hereof) of any Initial Shareholder and (b) any director, officer or employee (with a title of “manager” or higher) of any Shareholder or of any Affiliate (on the date hereof) of any Shareholder. Notwithstanding the foregoing, at no time shall Luminus be deemed a Permitted Transferee.

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Public Sale” means (a) an underwritten public offering of Class B Shares (or other securities of New Dynegy into which such Class B Shares may convert) pursuant to an effective registration statement under the Securities Act or (b) a bona fide public sale of Class B Shares (or other securities of New Dynegy into which such Class B Shares may convert) in an open market transaction through a broker, dealer or market maker under Rule 144 (or any successor rule thereto) of the Securities Act.

“Qualified Offer” means a written offer to New Dynegy, by the Shareholders Representative on behalf of the Shareholders, to acquire all, but not less than all, the outstanding voting securities of New Dynegy for consideration consisting solely of cash or freely tradable securities listed on a national securities exchange or the Nasdaq Stock Market (or successors thereto), which offer is accompanied by a fairness opinion relating to such offer from an investment banking firm of national reputation.

“SEC” means the Securities and Exchange Commission or any successor organization.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means each Initial Shareholder and (a) each Shareholder Control Group member that becomes party to this Agreement pursuant to Section 6.04 and (b) each Permitted Transferee that becomes party to this Agreement pursuant to Section 8.17.

“Shareholder Control Group” means, at any time, (a) any Person, combination of Persons or Group that owns Class B Shares representing greater than or equal to 10% of New Dynegy’s total outstanding Common Stock at such time, together with all of the Affiliates and Associates of such Person or of any member of any such combination or Group, and (b) any Permitted Transferee; provided, however, that notwithstanding the foregoing, Luminus shall at no time be a member of the Shareholder Control Group.

“Shareholders Representative” has the meaning specified in Section 7.01(a).

“Significant Transaction” means any sale, merger, share exchange, acquisition (including by way of tender offer or exchange offer), consolidation, dissolution, recapitalization or other business combination involving New Dynegy or any of its subsidiaries pursuant to which more than 25% of the voting securities of New Dynegy or more than 25% of the consolidated total assets of New Dynegy would be acquired or received by any Person (other than New Dynegy or its subsidiaries).

“Third Party Offer Termination Event” means (a) the Board recommends (over the objection of all Class B Directors present at the meeting during which such Significant Transaction is being voted on) a Significant Transaction by, or a Significant Transaction is consummated with, a Person other than a member of the Shareholder Control Group, Luminus or any Person acting on behalf of or in concert with any member of the Shareholder Control Group or Luminus, or (b) a Person (other than a member of the Shareholder Control Group, acting in compliance with this Agreement) makes a bona fide public offer to enter into a Significant Transaction and (i) such offer is recommended by the Board over the objection of all Class B Directors present at the meeting during which such offer is being voted on, (ii) such offer is not rejected by the Board within 10 business days of public disclosure thereof or (iii) such Person commences a tender offer for more than 25% of the voting securities of New Dynegy, where (A) the Shareholders Representative, on behalf of the Shareholders, has publicly stated that no Class B Shares will be tendered in connection with such tender offer, (B) such offer is not conditioned upon an event or state of facts within the control of the Shareholder Control Group or Luminus and (C) such offer has not been terminated or withdrawn within 15 business days of commencement.

“Total Standstill Cap” means LS Standstill Cap plus 1%.

“Transfer” means (a) when used as a noun, any direct or indirect transfer, sale, assignment, conveyance, pledge, hypothecation, encumbrance or other disposition; and (b) when used as a verb, to directly or indirectly transfer, sell, assign, convey, pledge, hypothecate, encumber or otherwise dispose of. The term “Transferable” and “Transferee” have correlative meanings.

“Widely Dispersed Sale” means (a) any Transfer of Common Stock (i) in which no Person, together with its Affiliates, acquires Class B Shares representing greater than 3% of New Dynegy’s total outstanding Common Stock at such time and (ii) immediately following which no Person, together with its Affiliates, would Beneficially Own more than 5% of New Dynegy’s total outstanding Common Stock after giving effect to such Transfer (in the case of a Transfer made through the New York Stock Exchange, as determined by reference to the relevant Schedule 13D and/or 13G filings publicly available with the SEC as of the date of such Transfer), or (b) any Public Sale.

ARTICLE II

Limitations on Acquisitions and Transfers

SECTION 2.01. Limitations on Certain Acquisitions by Shareholders. (a) Except as otherwise expressly provided for in this Section 2.01 or Article V, the Shareholders shall not, shall cause Luminus to not, and shall use their reasonable best efforts to cause the members of the Shareholder Control Group to not, acquire by purchase or otherwise, or solicit the acquisition of, any equity securities of New Dynegy, without the prior consent of the Board; provided, however, that (i) a member of the Shareholder Control Group may acquire equity securities of New Dynegy if, after giving effect to such acquisition, (A) members of the Shareholder Control Group do not collectively own Common Stock (excluding Common Stock received by members of the Shareholder Control Group pursuant to director or employee compensation plans) representing greater than the LS Standstill Cap and (B) members of the Shareholder Control Group, together with Luminus, do not collectively own Common Stock (excluding Common Stock received by members of the Shareholder Control Group pursuant to director or employee compensation plans) representing greater than the Total Standstill Cap and (ii) subject to the provisions of clause (i) above, (A) at any time when members of the Shareholder Control Group collectively own Class B Shares (excluding Class B Shares received by members of the Shareholder Control Group pursuant to director or employee compensation plans) representing greater than or equal to 30% of New Dynegy’s outstanding Common Stock, Luminus may acquire equity securities of New Dynegy if, after giving effect to such acquisition, Luminus does not own Common Stock of New Dynegy that represents in the aggregate more than 1% of New Dynegy’s total outstanding Common Stock at such time and (B) at any time when members of the Shareholder Control Group collectively own Class B Shares (excluding Class B Shares received by members of the Shareholder Control Group pursuant to director or employee compensation plans) representing less than 30%, but greater than or equal to 10%, of New Dynegy’s total outstanding Common Stock, Luminus may acquire equity securities of New Dynegy if, after giving effect to such acquisition, Luminus does not own Common Stock of New Dynegy that represents in the aggregate more than 5% of New Dynegy’s outstanding Common Stock at such time.

(b) (i) Following the expiration of the Lock-Up Period, the Shareholders Representative, on behalf of the Shareholders, shall have the right to make one or more Qualified Offers in accordance with the terms of this Agreement. In connection with a Qualified Offer, New Dynegy shall accept or reject such Qualified Offer in writing as promptly as practicable after receipt thereof. If New Dynegy does not accept such Qualified Offer in writing within 30 days after receipt thereof, such Qualified Offer shall be deemed rejected. If a Qualified Offer is rejected, New Dynegy shall, upon the request of the Shareholders Representative, on behalf of the Shareholders, made within five business days following such rejection, (A) conduct an Auction in which the Shareholders may participate, but shall have no special priority or other rights vis-à-vis other bidders, (B) conduct an Auction in which no member of the Shareholder Control Group or Luminus or the Controlled Affiliates of any such Person may participate, but at the successful conclusion of which the Shareholders shall have the right to acquire all, but not less than all, the outstanding voting securities of New Dynegy at a cash purchase price per share equal to 105% of the purchase price per share set forth in the bid selected by the Board, or (C) continue in its ordinary course of business without giving effect to the rejected Qualified Offer. Any Auction conducted pursuant to this Section 2.01(b) shall be completed within 120 days after New Dynegy receives the relevant Qualified Offer, and the corresponding sale shall close within 60 days after the completion of such Auction.

(ii) New Dynegy shall immediately notify the Shareholders Representative in writing, upon the conclusion of an Auction conducted pursuant to Section 2.01(b)(i)(B), which notice shall include the identity of the winning bidder and the purchase price per share set forth in the winning bid. If the Shareholders Representative, on behalf of the Shareholders, elects to acquire all, but not less than all, the outstanding voting securities of New Dynegy following the successful conclusion of an Auction conducted pursuant to Section 2.01(b)(i)(B), the Shareholders Representative shall deliver a written notice of such election for such acquisition to New Dynegy within 10 days of the conclusion of the relevant Auction. The Board shall promptly approve such acquisition by the Shareholders and, within 10 days of the date of the written notice from the Shareholders Representative, New Dynegy shall execute and enter into a definitive agreement with the Shareholders with respect to such acquisition. Such definitive agreement shall include customary terms and conditions, including (A) a termination fee payable upon termination of such definitive agreement (or customary “tail” provision) equal to 5% of the aggregate value of New Dynegy, based on the per share value payable by the Shareholders under such agreement multiplied by the number of shares of Common Stock outstanding at such time and (B) the right of New Dynegy to terminate the transaction and pay such termination fee to the Shareholders if the Board determines that it is necessary for New Dynegy to terminate the transaction in order for the Board to properly discharge its fiduciary duties. Failure to deliver the notice referred to in the second sentence of this clause (ii) shall be deemed to be an election by the Shareholder Representative, on behalf of the Shareholders, to not acquire all, and not less than all, the outstanding voting securities of New Dynegy.

(iii) If the Shareholders are not the winning bidder in an Auction conducted pursuant to Section 2.01(b)(i)(A) and that is successfully concluded, or do not provide notice of their election to purchase all, but not less than all, the outstanding voting securities of New Dynegy at the successful conclusion of an Auction conducted pursuant to Section 2.01(b)(i)(B), the Shareholders agree that, except as set forth in Section 2.01(b)(v), they shall vote their Class B Shares in favor of the successful bidder’s transaction and not exercise dissenter’s rights, shall tender their shares (in the event of a tender offer), and shall otherwise reasonably cooperate in consummating the transaction.

(iv) If the Shareholders Representative, on behalf of the Shareholders, elects to proceed with an Auction under Section 2.01(b)(i)(A) or 2.01(b)(i)(B), and the Auction is not successfully concluded within 120 days after New Dynegy receives the relevant Qualified Offer, the Shareholders may either (A) proceed with their Qualified Offer (which may take the form of a tender offer or exchange offer) and close such transaction within 60 days thereafter or (B) reinitiate the Auction process by submitting a new Qualified Offer.

(v) If (A) following the successful conclusion of an Auction the corresponding sale does not close within 60 days thereafter, (B) New Dynegy fails to enter into a definitive agreement with the Shareholders for the acquisition of all the outstanding voting securities of New Dynegy in accordance with Section 2.01(b)(ii), or (C) New Dynegy terminates any definitive agreement entered into with the Shareholders pursuant to Section 2.01(b)(ii) as a result of a Board determination that it is necessary for New Dynegy to terminate the transaction in order for the Board to properly discharge its fiduciary duties, the Shareholders shall have no obligation to vote in favor of any other transaction or tender their shares to any other third party, and may, in their discretion, proceed with a tender or exchange offer for all, but not less than all, the outstanding voting securities of New Dynegy not directly owned by the Shareholders, at such price as the Shareholders shall choose irrespective of any other provisions of this Agreement. The Shareholders shall in addition be free to pursue any other rights and remedies which they may then have against New Dynegy.

(vi) New Dynegy and each of the Shareholders agree that the purchase price set forth in any Qualified Offer is highly confidential and, as such, New Dynegy and each of the Shareholders shall not (and New Dynegy shall cause each of New Dynegy’s Controlled Affiliates to not, and the Shareholders shall cause each member of the Shareholder Control Group and its Controlled Affiliates and Luminus to not), to the extent legally permissible, disclose such purchase price to any Person without the prior written consent of the other parties.

(vii) To the extent that a successful bidder in an Auction proposes a purchase price that is not solely for cash, the stock component of such bid shall not be greater in value (on a per share basis at the time of execution) than the cash component of such bid, and the bid shall provide for sufficient cash (or be on such other terms) such that the Shareholders shall have the right and the ability to receive solely cash for their Class B Shares. In such a case, if the Shareholders elect to acquire all, but not less than all, the outstanding voting securities of New Dynegy following such Auction, the purchase price per share set forth in the successful bid shall be the average value per share at the time of execution in such bid.

(viii) For purposes of this Section 2.01(b), an Auction shall be deemed not to have been successfully concluded unless the bid selected by the Board, other than a bid by the Shareholders, is for all the outstanding voting securities of New Dynegy or all or substantially all of New Dynegy’s assets.

(ix) To the extent that the Shareholders elect under this Section 2.01(b) to acquire all, but not less than all, the outstanding voting securities of New Dynegy not directly owned by the Shareholders through a tender offer, the Shareholders agree to not complete such tender offer unless and until holders of a majority of the Class A Shares then outstanding have tendered their Class A Shares to the Shareholders pursuant to the terms of such tender offer.

(x) If, during any 18-month period, the Class B Directors, pursuant to their rights under Article III, Section 7(B)(b)(1) and (2) of New Dynegy’s Bylaws, vote in such a way on at least two separate occasions (each with a different counterparty and pursuant to different terms) that it prevents the sale, merger or consolidation of New Dynegy or the sale of all or substantially all of New Dynegy’s assets, and within 45 days after the second such vote the majority of the Class A Directors elect to pursue a sale, merger or consolidation of New Dynegy or the sale of all or substantially all of New Dynegy’s assets that is distinct from (with a different counterparty and pursuant to different terms than) such transactions prevented by the Class B Directors:

(A) the Shareholders shall be deemed to have made a Qualified Offer, with such Qualified Offer being deemed rejected by New Dynegy and the Shareholders being deemed to have collectively elected for New Dynegy to conduct an Auction in accordance with Section 2.01(b)(i)(A) or, if the Shareholders Representative elects, Section 2.01(b)(i)(B) (except that the Shareholders shall not be entitled to the rights granted them under Section 2.01(b)(iv)); and

(B) the Class B Directors shall not be entitled to their rights under Article III, Section 7(B) of New Dynegy’s Bylaws with respect to any transaction resulting from such Auction other than as members of the whole Board.

SECTION 2.02. Transfer Restrictions. Until the expiration of the Lock-Up Period, the Shareholders shall not Transfer any Class B Shares except in a transaction pursuant to Article II or any rule, regulation, order, writ or decree of any Governmental Authority; provided, however, that:

(a) During the period beginning from the date that is 180 days after the Closing Date to the date that is 360 days after the Closing Date, 21,250,000 Class B Shares shall become Transferable by the Shareholders pursuant to one or more Widely Dispersed Sales, with an additional 21,250,000 Class B Shares becoming Transferable by the Shareholders pursuant to one or more Widely Dispersed Sales on and after the first day of each succeeding 180-day period thereafter; provided, however, that if the Shareholders Transfer collectively fewer than the amount of Class B Shares permitted to be Transferred during any such 180-day period pursuant to this Section 2.02(a), an unused amount of up to 21,250,000 Class B Shares may be carried over to the next succeeding 180-day period. For the avoidance of doubt, in no event may the Shareholders Transfer more than 42,500,000 Class B Shares during any such 180-day period. In connection with the foregoing, if any Shareholder Transfers any Class B Shares under this Section 2.02(a) pursuant to a Widely Dispersed Sale that is not a Public Sale, such Shareholder shall obtain in the relevant purchase agreement a representation from each Transferee of such Class B Shares that (i) such Transferee shall not have acquired pursuant to such Transfer Class B Shares representing greater than 3% of New Dynegy’s total outstanding Common Stock at such time and (ii) immediately following such Transfer, such Transferee, together with its Affiliates, would not Beneficially Own more than 5% of New Dynegy’s total outstanding Common Stock after giving effect to such Transfer.

(b) Notwithstanding any other provisions of this Agreement, (i) each Shareholder may tender all or a part of the Class B Shares directly owned by it to a third party at any time pursuant to a tender offer of Common Stock of New Dynegy approved by the Board and (ii) each Shareholder (A) on and after the Closing Date may Transfer all or a part of the Class B Shares directly owned by it to any Permitted Transferee (provided that such Transfer shall only be valid if the Permitted Transferee complies with Section 8.17) and (B) on and after the date that is 180 days after the Closing Date may, in a transaction or series of related transactions, distribute all or a part of the Class B Shares or other New Dynegy securities directly owned by it to any of its direct or indirect owners (such distribution by a Shareholder being referred to herein as a “Distribution”); provided, however, that in the case of this clause (B) the Shareholder making such Distribution shall notify New Dynegy, no later than five business days prior to the date of such Distribution, that it intends to make such Distribution. Upon receipt of the notice from such Shareholder, New Dynegy may, by notifying such Shareholder prior to such Distribution, block such Distribution by such Shareholder for a period of up to 60 days in connection with any proposed underwritten public offering by New Dynegy of its securities; provided, however, that New Dynegy may exercise the foregoing blocking right with respect to all Distributions no more than once during any calendar year. No Class B Shares may be Transferred to a member of the Shareholder Control Group or Permitted Transferee pursuant to a Distribution unless such Transferee executes a joinder as contemplated by Section 6.04 or Section 8.17, respectively.

(c) Following the expiration of the Lock-Up Period, members of the Shareholder Control Group may freely Transfer their Class B Shares in accordance with law, except that the Shareholders shall not, without the prior consent of the Board, Transfer any Class B Shares to any Person (other than as contemplated under Section 2.02(b)) if, after giving effect to such Transfer, such Person and its Affiliates would collectively own 15% or more of New Dynegy’s total outstanding Common Stock at such time (in the case of a Transfer made through the New York Stock Exchange, as determined by reference to the relevant Schedule 13D and/or 13G filings publicly available with the SEC as of the date of such Transfer).

(d) Upon any Transfer or Distribution of Class B Shares to any Person that is not a member of the Shareholder Control Group, such Transferee’s Class B Shares shall automatically be converted into Class A Shares pursuant to provisions set forth in New Dynegy’s Certificate of Incorporation. This Agreement shall not affect the Transferability of any Class A Shares.

(e) The Shareholders Representative shall notify New Dynegy, no later than 60 days prior to the date thereof, of any Transfer that will result in New Dynegy ceasing to be a “Designated Affiliate” as defined in and under (i) the First Lien Credit Agreement dated as of May 4, 2006 (the “First Lien Credit Agreement”), among LSP GEN Finance Co, LLC, as Borrower, the Guarantors named therein, the Initial Lenders, Initial Issuing Bank and Initial Swing Line Bank named therein and Credit Suisse, as Administrative Agent and First Lien Collateral Agent or (ii) the Second Lien Credit Agreement dated as of May 4, 2006 (together with the First Lien Credit Agreement, the “Credit Agreements”), among LSP GEN Finance Co, LLC, as Borrower, the Guarantors named therein, the Initial Lenders named therein and Credit Suisse, as Administrative Agent and Second Lien Collateral Agent. The obligations of the Shareholders Representative under this Section 2.02(e) shall terminate upon New Dynegy becoming a “Permitted Holder” as defined in and under each of the Credit Agreements.

SECTION 2.03. Time Periods. Whenever a provision of Article II or Article III provides that an action is to be taken within a specified period of time, such period shall be increased to the extent reasonable to accommodate obtaining any required approvals from any Governmental Authorities.

SECTION 2.04. Shares Subject to the Agreement. Except as otherwise provided for herein, all Class B Shares now or hereafter owned by a Shareholder or member of the Shareholder Control Group shall be subject to the terms of this Agreement.

SECTION 2.05. References to Class B Shares. With respect to any Transfer, a reference to Class B Shares herein shall be deemed to include the Class A Shares or other securities issuable upon conversion of the Class B Shares in accordance with New Dynegy’s Certificate of Incorporation.

SECTION 2.06. Legend and Stop Transfer Order. To assist in effectuating the provisions of this Agreement, the Shareholders hereby consent:

(a)to the placement of the following legend on all certificates certifying ownership of the Class B Shares until such Class B Shares have been sold, transferred or disposed of pursuant to the requirements of Article II hereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. Additionally, the securities represented by this certificate are subject to the provisions of a Shareholder Agreement dated as of September 14, 2006 by and among Dynegy Acquisition, Inc. and the shareholders party thereto and may not be sold, transferred, pledged, hypothecated or otherwise disposed of except in accordance therewith. A copy of said agreement is on file at the office of the Secretary of Dynegy Acquisition, Inc.”; and

(b)to the entry of a stop transfer order with the transfer agent or agents of New Dynegy securities against the transfer of Class B Shares except in compliance with the requirements of this Agreement, or, if New Dynegy is its own transfer agent with respect to any Class B Shares, to the refusal by New Dynegy to transfer any such securities except in compliance with the requirements of this Agreement.

ARTICLE III

Board of Directors; Major Decisions

SECTION 3.01. Board of Directors. Immediately after the Closing (as defined in the Merger Agreement) the Board shall consist of 11 Directors, three of which shall have been nominated by the Shareholders and eight of which shall have been members of the board of directors of Dynegy Inc., an Illinois corporation, immediately prior to the Closing Date. At any time after the Closing Date the composition of the Board and the election of Directors shall be in accordance with New Dynegy’s Certificate of Incorporation.

SECTION 3.02. Major Decisions. At any time when the Shareholders collectively directly own Class B Shares representing greater than or equal to 15% of the total combined voting power of New Dynegy’s outstanding voting securities, New Dynegy shall not, and shall not permit any of its subsidiaries or Controlled Affiliates to, and no officer, employee or agent of New Dynegy or any subsidiary or Controlled Affiliate thereof shall, take any “Major Decision”, as defined in Article III, Section 7(B) of New Dynegy’s Bylaws, if all of the Class B Directors present at the meeting where such Major Decision is considered vote against such Major Decision. For informational purposes only, a copy of Article III, Section 7(B) of New Dynegy’s Bylaws is included in Schedule I hereto.

SECTION 3.03. Committee Membership. Subject to applicable law, at any time when holders of Class B Shares have the right to elect Class B Directors pursuant to New Dynegy’s Certificate of Incorporation, at least one of the members of each committee of the Board (other than any committee the mandate of which is limited solely to (i) considerations of matters relating to New Dynegy’s relationship with the Shareholders and their Affiliates or (ii) nominations of candidates for Class A Directors) shall be a Class B Director, provided, however, that the requirement of this Section 3.03 shall not apply with respect to a committee of the Board at any time (a) when none of the Class B Directors satisfies the independence requirements of the New York Stock Exchange and/or the SEC, as applicable, for eligibility to serve as a member of such committee of the Board, (b) when all Class B Directors decline to serve on such committee or (c) when the Shareholders decline to elect any Class B Director.

ARTICLE IV

Certain Agreements Relating to New Dynegy

SECTION 4.01. Sales of Class B Shares. New Dynegy shall not issue or agree to issue to any Person other than the Shareholders any Class B Shares (or any security convertible or exchangeable into such Class B Shares or any option, warrant or other right to acquire such Class B Shares) without the prior written consent of the Shareholders Representative.

SECTION 4.02. Restraints on Shareholders Ownership. New Dynegy shall not adopt a shareholder rights plan, “poison pill” or similar device that prevents the Shareholders from exercising their rights under this Agreement, New Dynegy’s Certificate of Incorporation or New Dynegy’s Bylaws.

SECTION 4.03. Board Representation of Shareholders. Other than with respect to Class B Directors, the Shareholders shall not, and shall cause members of the Shareholder Control Group and Luminus to not, directly or indirectly, place representatives on New Dynegy’s Board or seek the removal of any Director, except in accordance with their rights as holders of the Class B Shares as set forth in New Dynegy’s Certificate of Incorporation.

ARTICLE V

Preemptive Rights

SECTION 5.01. Employee Benefit Plans; Certain Recapitalization Securities. (a) If New Dynegy issues any Common Stock or other equity securities pursuant to stock option, restricted stock or other employee benefit plans, within 30 days following the end of each fiscal quarter New Dynegy shall notify the Shareholders Representative in writing of all such issuances. Within 30 days after the receipt of such notification, the Shareholders Representatives, on behalf of the Shareholders, may notify New Dynegy of the Shareholders’ intent to purchase their “proportionate share” or less of such Common Stock or such other equity securities, in which event New Dynegy shall issue such Common Stock or such other equity securities to the Shareholders in exchange for the purchase price.

(b) Notwithstanding the foregoing, if New Dynegy is subject to a stock split or reverse split, or declares dividends or makes other distributions in the form of securities and/or other properties, the Shareholders shall receive the kind and amount of securities and/or other properties they are entitled to receive upon such transaction as a holder of equity securities of New Dynegy (including, but not limited to, securities and/or other properties that they would have been entitled to receive had they converted their Class B Shares into Class A Shares immediately prior to such transaction). In no event shall the Shareholders’ proportionate interest in the equity securities of New Dynegy be affected by any such transaction.

SECTION 5.02. Other Issuances. If New Dynegy issues any equity securities other than as described in Section 5.01, promptly, but in all events within 30 days following each such issuance, New Dynegy shall notify the Shareholders Representative in writing of such issuance. Within 30 days after the receipt of such notification, the Shareholders Representative, on behalf of the Shareholders, may notify New Dynegy in writing of the Shareholders’ intent to purchase their proportionate share or less of such equity securities, in which event New Dynegy shall issue such equity securities to the Shareholders in exchange for the purchase price.

SECTION 5.03. Intended Issuances. Notwithstanding the provisions of Section 5.02, to enable New Dynegy to efficiently structure financings and other securities issuances, if New Dynegy notifies the Shareholders Representative in writing of the material terms of an intended issuance of any equity securities, as promptly as practicable thereafter the Shareholders Representative, on behalf of the Shareholders, shall notify New Dynegy in writing of the Shareholders’ election to purchase their proportionate share or less of such equity securities, in which case New Dynegy shall issue such equity securities to the Shareholders in exchange for the purchase price at the time of the issuance to others. If the material terms of the intended issuance change prior to issuance, New Dynegy shall promptly give the Shareholders Representative written notice thereof, and as promptly as practicable thereafter the Shareholders Representative, on behalf of the Shareholders, shall reconfirm (or reverse) the prior election of the Shareholders in writing.

SECTION 5.04. Purchase Price. The purchase price for Common Stock or such other equity securities issued pursuant to Section 5.01 or 5.02 shall equal: (a) if the securities are issued in an arms’ length transaction based upon the market price of New Dynegy’s securities, at the price of such issuance less any issuance discount or underwriting or similar fees, (b) if clause (a) does not apply, at the mean closing price on the New York Stock Exchange (or other primary market for the relevant securities) over the 20 trading days most immediately preceding the issuance, (c) if neither clause (a) or (b) applies, at the fair market value thereof as determined for purposes of complying with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if a notification is required pursuant to such Act, and (d) otherwise at the fair market value thereof, in cash, as determined in good faith by the Board.

SECTION 5.05. Proportionate Share. For purposes of the issuance of securities to the Shareholders pursuant to this Article V, a Shareholder’s “proportionate share” shall be that number of shares of Common Stock or other equity securities that preserves such Shareholder’s proportionate interest in the Common Stock of New Dynegy on a fully-diluted basis (in the case of Common Stock or other equity securities that are convertible into, exercisable for or exchangeable for Common Stock) or in the relevant class of equity securities (in the case of equity securities that are not convertible into, exercisable for or exchangeable for Common Stock) at the same level as prior to the issuance that triggered such Shareholder’s rights. If, in connection with an issuance of securities, a Shareholder does not purchase all securities available to be purchased by such Shareholder as a result of the grant of the preemptive rights under this Article V, such Shareholder shall be deemed to have forfeited its rights to purchase the securities in connection with such issuance.

SECTION 5.06. Nature of Securities. (a) To the extent that the Shareholders are entitled to purchase or receive Class A Shares pursuant to this Article V or Section 2.01, such Class A Shares shall instead be issued as Class B Shares to the Shareholders on a one-for-one basis.

(b) To the extent that the Shareholders are entitled to purchase or receive any other voting securities pursuant to this Article V or Section 2.01, New Dynegy and the Shareholders shall negotiate in good faith and agree upon the nature of the securities and, if applicable, the restrictions on or privileges of, such securities so that the purposes of this Agreement are effected.

(c) The Shareholders shall have no preemptive rights with respect to securities that do not, and do not convert into other securities that may, participate in the earnings of New Dynegy or, absent a payment or other default, in the election of Directors.

SECTION 5.07. Presumption. To facilitate future reviews of the books and records of New Dynegy, there shall be an irrefutable presumption that this Article V has been fully complied with by New Dynegy: (a) with respect to all issuances during any fiscal year, absent a filing by a Shareholder with the SEC (for instance, on a Schedule 13D) within 180 days following the end of such fiscal year of a document stating its belief that it was not issued the securities that it was entitled to during such fiscal year, and (b) with respect to all issuances, absent the institution of litigation against New Dynegy by a Shareholder prior thereto, 180 days following the last date on which there have been any Class B Shares outstanding.

SECTION 5.08. Effectiveness of Preemptive Rights. New Dynegy shall use its best efforts to cause the rights of the Shareholders under this Article V to remain effective under the applicable rules and regulations of any national securities exchange on which any securities of New Dynegy are listed. Such best efforts shall include (i) submitting the provisions of this Article V for reapproval by holders of New Dynegy’s voting securities as necessary and (ii) retaining a proxy solicitation firm to solicit proxies in favor of such approving such matter.

ARTICLE VI

Certain Agreements Relating to

the Shareholders and the

Shareholder Control Group

SECTION 6.01. Change of Control. Upon the occurrence of a Change of Control, the provisions of Section 2.01(b), Section 3.02 and Article V shall cease to be in effect; provided, however, that the foregoing shall in no way affect the rights of holders of Class B Shares under New Dynegy’s Certificate of Incorporation.

SECTION 6.02. Shareholder Control Group, Permitted Transferees and LS Holders Schedule. The Shareholders have provided New Dynegy, as of the date hereof, an accurate and complete list of all members of the Shareholder Control Group, all Permitted Transferees and all Persons holding equity interests in LS Power Development, LLC. On the Closing Date, and on June 30 and December 15 of each year, the Shareholders Representative shall submit a true and correct schedule naming all Persons who are members of the Shareholder Control Group or Permitted Transferees on such date; provided, however, that the Shareholders Representative may update such schedule at any time to reflect the members of the Shareholder Control Group and/or Permitted Transferees as of the time of such update.

SECTION 6.03. Ownership of Shares. As of the date hereof, no Initial Shareholder owns, and immediately prior to the Closing (as defined in the Merger Agreement), no Initial Shareholder shall own, any share of Common Stock or any share of common stock of Dynegy Inc., an Illinois corporation.

SECTION 6.04. Joinder. If a member of the Shareholder Control Group becomes a direct owner of any voting securities of New Dynegy, the Shareholders Representative shall, upon obtaining actual knowledge of such direct ownership, use its reasonable best efforts to cause such Person to execute a joinder agreement to this Agreement and become a Shareholder hereunder. Any Shareholder obtaining actual knowledge of any member of the Shareholder Control Group acquiring Common Stock shall inform New Dynegy of such fact as soon as practicable. If such member of the Shareholder Control Group does not execute a joinder agreement to this Agreement and become a Shareholder hereunder, the Class B Shares of such Person shall not be deemed to be outstanding for purposes of Section 3.01, Section 3.02 and Article V.

ARTICLE VII

Shareholders Representative

SECTION 7.01. Authorization of Shareholders Representative. (a) LS Power Development, LLC is hereby appointed, authorized and empowered as the representative of each Shareholder (in such capacity, the “Shareholders Representative”) to act on behalf of each Shareholder in connection with the enforcement of the rights of, and the performance of the obligations of, the Shareholders under this Agreement, including:

(i) to execute and deliver such amendments, waivers and consents in connection with this Agreement as the Shareholders Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the provisions of this Agreement;

(ii) to enforce (or refrain from enforcing) and protect the Shareholders’ rights and interests arising out of, or under or in any manner relating to, this Agreement; and

(iii) to execute, acknowledge and deliver all such other contracts, agreements, schedules, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings and to perform any and all actions that the Shareholders Representative, in its reasonable discretion, may deem necessary in connection with or to carry out the activities described in this Section 7.01(a).

(b) The Shareholders Representative’s authority under this Section 7.01 (i) is coupled with an interest and is being granted, in part, as an inducement to the Shareholders and New Dynegy to enter into this Agreement, (ii) shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Shareholder and shall be binding on any successor thereto and (iii) may be exercised, subject to Section 7.03, by the Shareholders Representative by signing in its capacity as the Shareholders Representative on behalf of any Shareholder.

SECTION 7.02. Compensation; Exculpation; Indemnity. (a) The Shareholders Representative is not entitled to any fee, commission or other compensation for the performance of its service hereunder.

(b) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders Representative hereunder or thereunder, (i) the Shareholders Representative shall not assume any, and shall not incur any, liability whatsoever to any Shareholder because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, including such errors, acts or omissions attributable to the Shareholders Representative’s own negligence and (ii) the Shareholders Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders Representative pursuant to such advice shall not subject the Shareholders Representative to liability to any Shareholder.

SECTION 7.03. Removal and Replacement of Shareholders Representative. (a) If the Shareholders Representative or its successor, heir or representative, as the case may be, notifies the Shareholders that the Shareholders Representative is unable to perform its duties hereunder, within 10 business days of such notice, the Shareholders holding a majority of the Class B Shares then held by all Shareholders at such time shall appoint a successor Shareholders Representative.

(b)Any Shareholders Representative may be removed at any time by a written notice from the Shareholders holding a majority of the Class B Shares then held by all Shareholders at such time, which written notice shall be delivered to (i) the Shareholders Representative being replaced, (ii) all Shareholders and (iii) New Dynegy; provided, however, that such Shareholders Representative shall continue to serve in its capacity as Shareholders Representative until such time that the Shareholders delivering such written notice of removal appoint a successor Shareholders Representative.

(c)If any successor Shareholders Representative is appointed under this Section 7.03, such appointment shall be effective upon delivery of written notice thereof executed by the applicable Shareholders to each of (i) the Shareholders Representative being replaced, (ii) all Shareholders and (iii) New Dynegy. Any successor Shareholders Representative shall have all of the authorities and responsibilities conferred upon, or delegated to, a Shareholders Representative pursuant to this Agreement.

SECTION 7.04. Reliance; Limitations. (a) New Dynegy may rely, without inquiry, and until the receipt of written notice of a change in the Shareholders Representative under Section 7.03, may continue to rely, without inquiry, upon the action of the Shareholders Representative as the action of each Shareholder in all matters referred to in this Article VII; provided, however, that if New Dynegy is given written notice of the appointment of a successor Shareholders Representative under Section 7.03, New Dynegy shall recognize, and shall only be able to rely upon the action of, such successor Shareholders Representative as the Shareholders Representative for all purposes under this Agreement.

(b)Except as set forth in this Section 7.04, this Article VII creates no binding obligations between New Dynegy, on the one hand, and the Shareholders, on the other hand.

ARTICLE VIII

General Provisions

SECTION 8.01. Effectiveness and Term. (a) This Agreement shall be effective as of, and on the date of, the Closing Date; provided, however, that the provisions of Section 6.02 and Section 6.03 shall be effective as of the date hereof. If the Merger Agreement is terminated prior to the Closing Date, this Agreement shall terminate and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party.

(b)(i) The provisions of Section 2.01(b) and 3.02 shall cease to be in effect on and after the date that the Shareholders collectively directly own Class B Shares representing less than 15% of the total combined voting power of all outstanding voting securities of New Dynegy at such time and (ii) the remaining provisions of this Agreement (other than the provisions of this Article VIII) shall cease to be in effect on and after the date that no Class B Shares remain outstanding.

SECTION 8.02. Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of New Dynegy’s Common Stock, then, upon the occurrence of any split, subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement will automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding shares of such class or series of Common Stock.

SECTION 8.03. Intent and Interpretation. Each of parties hereto stipulates and acknowledges that New Dynegy has made, prior to the date hereof, a careful evaluation of the Initial Shareholders, their investment objectives with regard to the Class B Shares and their lack of intent to obtain control of New Dynegy by its acquisition thereof, and the compatibility of such objectives with the objectives of New Dynegy; that such factors were critical to New Dynegy in the decision to consummate the Acquisition and thereby issue a large block of voting securities to the Initial Shareholders; that, absent the restrictions in this Agreement, ownership of the Class B Shares would present an unusual opportunity for the Shareholders to gain effective control of New Dynegy; that New Dynegy might have reached a different decision with regard to the Acquisition and the resulting issuance of the Class B Shares to a group of related Persons had such Persons been other than the Initial Shareholders; therefore, that the restrictions set forth in this Agreement are a material part of the consideration received by New Dynegy for the issuance of the Class B Shares in the Acquisition, and that the primary intent of such restrictions is to ensure that such block of securities does not come to rest in the hands or under the control of any single holder or group of holders other than the Shareholders and that the size of such block of securities is not, except as otherwise herein provided, increased over a prescribed amount, without the consent of New Dynegy. The Initial Shareholders acknowledge and agree that such purpose and intent are reasonable and that the restrictions set forth in this Agreement are reasonable in view of such purpose and intent. Further, the Shareholders and

New Dynegy agree that, should any disagreement arise in the interpretation of any such restrictions as applied to any set of facts, such disagreement shall be resolved by interpreting and applying each restriction in the manner that will most nearly effectuate the purpose and intent of such restrictions as herein stated.

SECTION 8.04. Specific Enforcement. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged and that money damages are not an adequate remedy if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached because, among other reasons, each such provision relates to potential control of New Dynegy. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any court of the United States or any state thereof, in addition to any other remedy to which such party may be entitled, at law or in equity. It is further agreed that none of the parties hereto shall raise the defense that there is an adequate remedy at law.

SECTION 8.05. Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, and in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties’ intentions hereunder.

SECTION 8.06. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case to the applicable addresses set forth below (or to such other address as such party may designate in writing from time to time):

If to New Dynegy:

c/o Dynegy Inc.

1000 Louisiana, Suite 5800

Houston, TX 77002

Attention: General Counsel

Telecopy: (713) 507-6808

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

1111 Louisiana St.

44th Floor

Houston, TX 77002

Attention: Julien R. Smythe, Esq.

Telecopy: (713) 236-0822

If to a Shareholder:

c/o LS Power Development, LLC

1700 Broadway

35th Floor

New York, NY 10019

Attention: Senior Counsel

Telecopy: (212) 615-3440

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attention: Ronald Cami, Esq.

Telecopy: (212) 474-3700

or to such other address as such party shall have designated by notice so given to each other party.

SECTION 8.07. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by all of the parties hereto (or their successors).

SECTION 8.08. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

SECTION 8.09. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

SECTION 8.10. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of his or her right to exercise any such or other right, power or remedy or to demand such compliance.

SECTION 8.11. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

SECTION 8.12. Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 8.12. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement and the other transactions contemplated hereby in (i) the Court of Chancery in the State of Delaware, or (ii) the United States District Court for the District of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.13. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware, without giving effect to its rules on conflicts of law.

SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.15. Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

SECTION 8.16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, of the parties hereto.

SECTION 8.17. Successors and Assigns. The Shareholders shall not assign this Agreement without the written consent of New Dynegy, except to Permitted Transferee to whom Class B Shares are transferred as contemplated herein. The Shareholder that is Transferring Class B Shares to such Permitted Transferee shall cause such Permitted Transferee to execute a joinder agreement to this Agreement as a condition to such Transfer, the failure of which shall render such Transfer null and void. New Dynegy may assign this Agreement only to any successor to substantially all of its business as a result of a merger, consolidation or sale by New Dynegy. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

SECTION 8.18. Luminus. To the extent that Luminus is required to perform certain obligations, or is entitled to certain rights or benefits, under this Agreement, the Shareholders Representative shall cause Luminus to perform such obligations, and shall be entitled to enforce such rights or benefits on behalf of Luminus.

IN WITNESS WHEREOF, the parties hereto have duly and validly executed this Shareholder Agreement as of the day and year first above written.

DYNEGY ACQUISITION, INC.,

By:	/s/ LYNN A. LEDNICKY
Name:	Lynn A. Lednicky
Title:	Executive Vice President

LS POWER PARTNERS, L.P.,

By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER ASSOCIATES, L.P.,

By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER EQUITY PARTNERS, L.P.,

By: LS Power Partners, L.P., its General Partner

By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LSP POWER EQUITY PARTNERS PIE I, L.P.,

By: LS Power Partners, L.P., its General Partner

By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LSP GEN INVESTORS, L.P.,

By: LS Power Partners, L.P., its General Partner

By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

SCHEDULE I to

Shareholder Agreement

Certain of the provisions to be included in the Bylaws:

At any time when holders of the Class B common stock collectively directly own Class B common stock representing greater than or equal to 15% of the total combined voting power of the corporation’s outstanding voting securities, the corporation shall not, and shall not permit any of its subsidiaries or Controlled Affiliates to, and no officer, employee or agent of the corporation or any subsidiary or Controlled Affiliate thereof shall, take any of the following actions (each, a “Major Decision”), if all of the Class B Directors present at the meeting where such action is considered vote against such action:

(a) any amendment of the Certificate of Incorporation or Bylaws of the corporation, or adoption of any provision of the Certificate of Incorporation or Bylaws of the corporation, after the date of the initial adoption of the Bylaws of the corporation;

(b) (1) any merger or consolidation of the corporation, (2) any disposition of assets or businesses of the corporation or any of its subsidiaries or Controlled Affiliates, whether by merger or otherwise, where such sale has an aggregate fair market value in excess of $350,000,000, (3) any acquisition, binding capital commitment, guarantee or investment (other than guarantees of obligations or investments in, wholly-owned subsidiaries) by the corporation and its subsidiaries and Controlled Affiliates, whether by merger or otherwise, the aggregate amount, asset value or consideration for which is in excess of $350,000,000, or (4) any joint venture involving the corporation or any of its subsidiaries or Controlled Affiliates where the assets to be contributed by the corporation and/or its subsidiaries, at the time of the binding commitment to contribute or form such joint venture is entered into, have a fair market value in excess of $350,000,000;

(c) payment of dividends or similar distributions by the corporation or any change in policies regarding dividends or similar distributions, other than dividends or distributions made in the form of:

(1) cash; provided that at the time of declaration of such dividend, the corporation has received an indicative rating that, after giving effect to such dividend, its senior unsecured credit ratings would be BB- (with stable outlook) or better from S&P and Ba3 (with stable outlook) or better from Moody’s, or

(2) Common Stock;

(d) engagement of the corporation or its subsidiaries or Controlled Affiliates in any business other than its existing lines of business as of the date hereof and lines of business reasonably related thereto;

(e) any liquidation or dissolution of the corporation, or the approval of a Company Bankruptcy Event with respect to the corporation or any of its subsidiaries or Controlled Affiliates (other than any such event involving a subsidiary having an asset value of less than $50,000,000);

(f) issuance of (1) any Class A common stock (including options, warrants, convertible securities and other rights to subscribe for any Class A common stock) in any transaction the aggregate consideration for which is in excess of $500,000,000 or (2) any Class B common stock or any new series of common stock or preferred stock of the corporation (including options, warrants, convertible securities and other rights to subscribe for any Class B common stock or any such new series of common stock or preferred stock);

(g) incurrence of any Indebtedness by the corporation or any of its subsidiaries or Controlled Affiliates (other than any Indebtedness that refinances any existing Indebtedness of the corporation or any of its subsidiaries on terms that are substantially similar to, or more favorable to the corporation and any of its subsidiaries than, those of the Indebtedness being refinanced) that exceeds $500,000,000 in the aggregate;

(h) hiring, or terminating the employment of, the Chief Executive Officer (other than Bruce A. Williamson);

(i) other than any joint venture arrangements with a holder of Class B common stock or an affiliate thereof, entering into any agreement or other action which purports to or in fact limits the activities which may be conducted by any holder of Class B common stock or any of its affiliates; and

(j) any other transaction (or series of related transactions) that would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) by the corporation and its subsidiaries or Controlled Affiliates having a fair market value in excess of $350,000,000. For purposes of this clause (j) fair market value for any hedging or similar transactions shall be based on the net exposure to the corporation or its subsidiaries or Controlled Affiliates as a result thereof.

“Company Bankruptcy Event” means (a) the voluntary commencement by a person of any proceeding or the voluntary filing of any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (b) the consent by a person to the institution of, or causing such person to fail to contest in a timely and appropriate manner, any involuntary proceeding or any involuntary filing of any petition of the type described in clause (a) above, (c) the application for or consent by a person to the appointment of a receiver, trustee, custodian, sequestrator, conserver or similar official for such person or for a substantial part of such person’s property or assets, (d) the filing of an answer by a person admitting the material allegations of the petition filed against such person or, if applicable, any of its such person’s subsidiaries in any proceeding described in (a) above, (e) the consent by a person to any order for relief issued with respect to any proceeding described in (a) above, (f) the making of a general assignment for the benefit of creditors by a person, (g) a person admitting in writing the inability of the such person or any of its subsidiaries or causing a person or any of its subsidiaries to fail generally to pay its debts as they become due or (h) the taking of any action by a person for the purpose of effecting any of the foregoing. For purposes of this definition, Allegheny Hydro No.

1, Allegheny Hydro No. 2, Allegheny Hydro No. 8, L.P., Allegheny Hydro Partners, Ltd., Allegheny Hydro No. 9, L.P. and Allegheny Number 6 Hydro Partners shall not be deemed subsidiaries of the corporation.

“Controlled Affiliate” means (a) any entity that is consolidated with the corporation on the corporation’s consolidated financial statements, (b) any entity in which the corporation holds greater than or equal to 50% of the total combined voting power of such entity’s outstanding voting securities and (c) with respect to any specific matter, any entity over which the corporation has the power (by contract or otherwise) to prevent such entity from pursuing such matter, other than any such entity over which the Class B Control Group (as defined in the certificate of incorporation) also has the power (by contract or otherwise) to prevent such entity from pursuing such matter.

“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), and (e) all capital lease obligations of such person. The Indebtedness of any person shall include (1) the Indebtedness of any other entity to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor, (2) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed and (3) all guarantees by such person of Indebtedness of others.